Exhibit 10.7

INDUSTRIAL LOGISTICS PROPERTIES TRUST

Summary of Trustee Compensation

The following is a summary of the currently effective compensation of the Trustees of Industrial Logistics Properties Trust (the “Company”) for services as Trustees, which is subject to modification at any time by the Board of Trustees (the “Board”) or the Compensation Committee of the Board, as applicable.

•                  Each Independent Trustee receives an annual fee of $40,000 for services as a Trustee, plus a fee of $1,250 for each meeting attended. Up to two $1,250 fees are paid if a Board meeting and one or more Board committee meetings, or two or more Board committee meetings, are held on the same date.

•                  Each Independent Trustee who serves as a committee chair of the Board’s Audit Committee, Compensation Committee or Nominating and Governance Committee receives an additional annual fee of $15,000, $10,000 and $10,000, respectively.

•                  Each Trustee receives a grant of the Company’s common shares of beneficial interest as part of his or her annual compensation, as determined by the Compensation Committee of the Board.

•                  The Company generally reimburses all Trustees for travel expenses incurred in connection with their duties as Trustees and for out of pocket costs incurred in connection with their attending certain continuing education programs.